EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 25, 2010, with respect to the statements of condition including the related portfolios of The Dow Jones Select Microcap Enhanced Index Strategy Portfolio 2010-3, Mid Cap Strategy Portfolio 2010-3, Small Cap Strategy Portfolio 2010-3 and "SMID" Strategy Portfolio 2010-3 (included in Van Kampen Unit Trusts, Series 983) as of May 25, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-165426) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
May 25, 2010